        EXHIBIT 2.1

SHARE PURCHASE AGREEMENT

by and among

AG III INVESTMENT LIMITED PARTNERSHIP,

AG CHORUS LIMITED PARTNERSHIP,

AG CONCERT LIMITED PARTNERSHIP,

QUAKER CHEMICAL CORPORATION,

and

QUAKER CHEMICAL CORPORATION

TABLE OF CONTENTS

SECTION 1 Definitions and Construction. 2
1.1 Definitions. 2
1.2 Construction. 11
1.3 Section and Schedule References. 11
1.4 Headings. 11
1.5 Interpretation. 12
SECTION 2 Closing and Delivery. 12
2.1 Closing. 12
2.2 Purchase and Sale. 12
2.3 Purchase Price. 12
2.4 Closing Payment & Closing Adjustment. 13
2.5 Closing Procedures. 14
SECTION 3 Representations and Warranties of each Seller. 15
3.1 Representations and Warranties Concerning each Seller. 15
3.2 Representations and Warranties Concerning the Group Companies. 16
3.3 Disclosures. 16
SECTION 4 Representations and Warranties of the Buyer. 16
4.1 Buyer’s Representations and Warranties. 16
SECTION 5 Pre-Closing Covenants. 17
5.1 Ordinary Course of Business. 17
5.2 Governmental Authorizations. 18
5.3 Approval of Shareholders Meeting of the Company. 19
5.4 Access Pending Closing. 19
5.5 No Contact or Solicitation. 20
5.6 Resignation and Appointment of Directors and Statutory Auditor. 20
5.7 R&W Insurance. 20
5.8 Termination of Affiliate Contracts. 21
5.9 Exercise of Toei Call Option. 21
SECTION 6 Post-Closing Covenants. 21
6.1 Employment on and after the Closing. 21
6.2 Maintenance of Company Name. 21
6.3 General Release. 22
6.4 Company Documents. 23
6.5 Tax Matters. 23
6.6 Non-Solicitation. 23
6.7 Non-Compete. 23
6.8 Consent Cooperation. 24
SECTION 7 Conditions Precedent 24
7.1 Conditions Precedent of the Buyer and the Sellers. 24
7.2 Conditions Precedent of the Buyer. 24
7.3 Conditions Precedent of each Seller. 25
SECTION 8 Indemnities. 25
8.1 R&W Insurance. 25
8.2 Indemnities by each Seller. 25
8.3 Indemnities by the Buyer. 26
8.4 Limitations on Indemnity Claims. 26

8.5 Further Limitations on Indemnity Claims. 27
8.6 Procedures for Indemnity Claims. 28
8.6.1 Claims Notices. 28
8.6.2 Third Party Claims. 28
8.7 Exclusivity of Remedies. 29
8.8 All Seller Liabilities Several and Not Joint. 29
SECTION 9 Termination. 30
9.1 Termination Prior to Closing. 30
9.2 No Termination after Closing. 30
9.3 Effect of Termination. 30
SECTION 10 Miscellaneous. 31
10.1 Parent Guarantee. 31
10.2 Non-Disclosure. 31
10.3 Publicity. 32
10.4 Notices. 32
10.5 Expenses. 33
10.6 Assignment. 34
10.7 Entire Agreement. 34
10.8 Amendment, Omissions. 34
10.9 English Language Version. 34
10.10 Severability. 34
10.11 Counterparts. 34
10.12 Governing Law. 34
10.13 Jurisdiction; Venue. 34
10.14 Damages Limitation. 35
10.15 Specific Performance. 35

Exhibits and Schedules

Exhibit A - Capitalization and Subsidiaries
Schedule 2.4 - Closing Statements
Schedule 3.1 - Representations and Warranties Concerning each Seller
Schedule3.2 - Representations and Warranties Concerning the Group Companies
Schedule 4.1 - Representations and Warranties of the Buyer
Schedule 5.1 - Permitted Actions and Permitted Encumbrances

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on March 25, 2025 (the “Effective Date”), by and among:
(1)AG III Investment Limited Partnership, an investment limited partnership (toshi jigyo yugen sekinin kumiai) organized and existing under the Laws of Japan, having its registered address at 2-23-1, Akasaka, Minato-ku, Tokyo 107-0052, Japan (“AG Japan”);
(2)AG Chorus Limited Partnership, an exempted limited partnership organized and existing under the Laws of the Cayman Islands, having its registered address at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008 (“AG Chorus”);
(3)AG Concert Limited Partnership, an exempted limited partnership organized and existing under the Laws of the Cayman Islands, having its registered address at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008 (“AG Concert”, and together with AG Japan and AG Chorus, the “Sellers” and each of the Sellers, individually, a “Seller”);
(4)Quaker Chemical Corporation, a company incorporated under the Laws of the State of Pennsylvania, having a corporate address at 901 E. Hector Street, Conshohocken, Pennsylvania, United States of America (the “Parent”); and
(5)Quaker Chemical Corporation, a company incorporated under the Laws of the State of Delaware, having a corporate address at Silverside Carr Executive Center, Suite 34, 501 Silverside Road, Wilmington, Delaware, 19809, United States of America (the “Buyer”, and collectively with the Parent and the Sellers, the “Parties” and each individually a “Party”).
RECITALS
WHEREAS, Aspirant Group SPC 7 Inc., a corporation organized and existing under the Laws of Japan (the “Company”), is, together with (i) its direct subsidiary, Toei Sangyo Co., Ltd. (東栄産業株式会社), a corporation organized and existing under the Laws of Japan (“Toei”), (ii) the wholly-owned direct subsidiary of Toei, Dipsol Chemicals Co., Ltd. (ディップソール株式会社), a corporation organized and existing under the Laws of Japan (“DCJ”), and (iii) the other Subsidiaries (defined below), engaged in the manufacture, processing, marketing, and sale of metal surface treatment and finishing solutions and related products (such business as conducted by the Group Companies (defined below), the “Business”);
WHEREAS, AG Japan owns 4,825,058,505 ordinary shares of the Company, AG Chorus owns 2,022,279,762 ordinary shares of the Company, and AG Concert owns 2,026,661,733 ordinary shares of the Company (such ordinary shares of the Company owned by AG Japan, AG Chorus and AG Concert, collectively, the “Shares”), and the Shares represent all issued and outstanding shares in the Company;

WHEREAS, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Shares on the terms and subject to the conditions in this Agreement; and
WHEREAS, in consideration for the Sellers and the Buyer entering into this Agreement, the Parent has agreed to guarantee the performance of certain financial obligations of the Buyer under this Agreement and the other Transaction Documents (defined below).
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the Parties hereby agree as follows:
SECTION 1
Definitions and Construction
1.1Definitions. As used in this Agreement, the following terms have the meanings attributed to them in this Section 1.1.
“2020 SPA” means that certain Share Transfer Agreement dated as of May 29, 2020, by and among the Company and the Toei Call Option Sellers, as amended June 1, 2020, July 29, 2020 and September 20, 2024.
“Accounts Date” means June 30, 2024.
“Affiliate” means, with respect to a Person, any other Person Controlling, Controlled by or under common Control with that Person.
“Affiliate Contract” means any Contract between any Seller or any of its Affiliates (excluding the Group Companies), on the one hand, and any Group Company or any director or officer of any Group Company (other than the Resigning Directors and Statutory Auditor), on the other hand.
“AG Chorus” is defined in the preamble of this Agreement.
“AG Concert” is defined in the preamble of this Agreement.
“AG Entities” is defined in Section 10.2(a).
“AG Japan” is defined in the preamble of this Agreement.
“Agreement” is defined in the preamble of this Agreement.
“Ancillary Agreements” means the Bonus Agreements
“Anti-social Force” means (a) an organized crime group, (b) a member of an organized crime group, (c) a Person for whom less than five (5) years have passed since that Person ceased to be a member of an organized crime group, (d) an associated member of an organized crime group, (e) a corporation related to an organized crime group, (f) a sokaiya (corporate racketeer), a shakai undo to hyobo goro (a group that engages in criminal activities but operates under the guise of a social movement), or a tokushu chino boryokushudan (a group that illegally uses a relationship with an organized crime group for its own interest), or (g) any other Person similar to any of the foregoing (a) through (f).
“Bankruptcy Procedure” means a petition (including a similar petition filed outside Japan) of bankruptcy (hasan), civil rehabilitation procedure (minji saisei), corporate reorganization procedure (kaisha kousei), special liquidation (tokubetsu seisan), special conciliation (tokutei-chotei) or any other legal procedure, or out-of-court reorganization (shiteki-seiri) or business reorganization ADR.
“Benefit Schemes” means, with respect to a Group Company, all defined-benefit, defined-contribution or other similar employee benefit schemes maintained by such Group Company on behalf of their employees.
“Books and Records” means, with respect to any Person, originals and copies in machine readable or printed form of all registers, books, reports, correspondence, files, records, accounts and documents of such Person.
“Bonus Agreements” means the bonus agreements entered into between a relevant Group Company on the one hand and the Retained Management Members on the other hand.
“Business” is defined in the recitals of this Agreement.
“Business Day” means any day, other than a Saturday or Sunday, on which banks are generally open for business in Japan, the United Kingdom and United States of America.
“Buyer” is defined in the preamble of this Agreement.
“Cash” means the aggregate amount of cash and cash equivalents held by or on behalf of all Group Companies as at the close of business on the final day of the month immediately prior to the Closing Date derived from the books and records of the Group Companies consistent with past practice and as stated in the Closing Statements. A sample calculation of such aggregate amount of cash and cash equivalents is set forth on Part 3 of Schedule 2.4. For the avoidance of doubt, the Closing Statement shall include the long-term loan receivable from NICRO PLATING GROUP as Cash.
“Claim” is defined in Section 8.6.1(a).
“Claim Notice” is defined in Section 8.6.1(a).
“Closing” is defined in Section 2.1.
“Closing Date” is defined in Section 2.1.

“Closing Payment” is defined in Section 2.4(b).
“Closing Payment Amount” is defined in Section 2.5(c).
“Closing Statements” means the statements to be prepared and agreed or determined in accordance with Schedule 2.4.
“Company” is defined in the recitals of this Agreement.
“Company Group” means, collectively, the Group Companies.
“Company Financial Statements” is defined in paragraph 8 of Schedule 3.2.
“Company’s Account” means the Company’s bank account notified to the Buyer by the Sellers or the Company no later than five (5) Business Days prior to the expected Closing Date.
“Competing Business” means any of ESI Industrials, MacDermid, MKS/Atotech, Yuken, Jasco or Surtec.
“Competition Authorities” means the relevant competition authorities of Japan and any other relevant jurisdiction.
“Competition Laws” means applicable competition, state aid, anti-trust, anti-restrictive or anti-abusive trade practice or merger control laws, including without limitation Japan's Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of April 14, 1947).
“Continuing Employee” is defined in Section 6.1.
“Contract” means any legally binding agreement, contract, obligation, promise, arrangement or undertaking in writing.
“Control” means, with respect to any Person, the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
“DA” is defined in Exhibit A.
“Data Room” means the online data room prepared for the due diligence related to the Transaction, located on the Datasite platform as of 11:59 pm Japan time on the date that is three (3) Business Days prior to the Effective Date, a download of which will, for evidential purposes, be delivered in triplicate to Buyer in USB Flashdrive format as soon as reasonably practicable after the Effective Date, which Datasite will send to the addresses and attentions separately notified by Buyer to the Sellers in writing (including by email).

“DC” is defined in Exhibit A.
“DCJ” is defined in the recitals of this Agreement.
“DE” is defined in Exhibit A.
“De Minimis” is defined in Section 8.4(a)(i).
"Debt" means the aggregate amount (expressed as a positive number) of all borrowings and indebtedness in the nature of borrowings of all Group Companies (other than between Group Companies) as at the close of business on the final day of the month immediately prior to the Closing Date derived from the books and records of the Group Companies consistent with past practice and as stated in the Closing Statements. A sample calculation of such aggregate amount of all borrowings and indebtedness in the nature of borrowings is set forth in Part 3 of Schedule 2.4.
“Deductible” is defined in Section 8.4(a)(ii).
“Disclosures” is defined in Section 3.1.
“DM” is defined in Exhibit A.
“DT” is defined in Exhibit A.
“DX” is defined in Exhibit A.
“Effective Date” is defined in the preamble of this Agreement.
“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien (statutory or other), option, pledge, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any other obligation to create any of them.
“Estimated Cash” is defined in Section 2.4(a).
“Estimated Debt” is defined in Section 2.4(a).
“Estimated Working Capital” is defined in Section 2.4(a).
“EUR” or “Euro” means the single currency of participating member states of the European Union.
“Exempted Persons” is defined in Section 6.3(a).
“GAAP” means generally accepted accounting principles in the relevant jurisdiction.

“Governing Documents” of a Person means the certificate or articles of incorporation, by-laws, memorandum and articles of association or other equivalent constituent documents of such Person.
“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.
“Governmental Body” means any:
(a)government of any nation, state, county, city, town, village, district, or other jurisdiction or political subdivision of any nature;
(b)governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or arbitral or other tribunal);
(c)multi-national organization or body; or
(d)body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Group Companies” mean the Company and the Subsidiaries, collectively, and “Group Company” means any one of them.
“Indemnified Party” is defined in Section 8.6.1(a).
“Indemnifying Party” is defined in Section 8.6.1(a).
“Intellectual Property Rights” means patents, rights in inventions, know-how, show-how and trade secrets, copyright and related rights, moral rights, registered designs, design rights, database rights, semiconductor topography rights, trademarks and service marks, trade names, business names, brand names, get-up, logos, domain names and URLs, rights in unfair competition, goodwill and rights to sue for passing-off and other intellectual property rights (in each case, whether or not registered, and including all applications to register and rights to apply to register any of them, and all rights to sue for any past or present infringement of them).
“JPY” or “Japanese Yen” means the lawful currency of Japan.
“Japan FDI Clearance” means the prior notification to the Bank of Japan required under Japan's Foreign Exchange and Foreign Trade Act for the Transaction.
“Japan Group Companies” is defined in Section 6.1.
“Key Customer” means any customer of any Group Company: (i) which together with its Affiliates, in the financial year ended on the Accounts Date accounted for, or in the current financial year is among the top ten customers in terms of revenue of the Company Group on a consolidated basis; or (ii) the cessation of transactions with which would have a Material Adverse Effect on the business of the Company Group taken as a whole.
“Key Supplier” means any supplier to any Group Company which: (i) together with its Affiliates, in the financial year ended on the Accounts Date accounted for, or in the current financial year is among the top ten suppliers in terms of expenditures of the Company Group on a consolidated basis; or (ii) cannot readily be replaced without a Material Adverse Effect on the business of the Company Group taken as a whole.
“Law” means any national, federal, state, local, municipal, foreign or other legally binding administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
“Loss” is defined in Section 8.2.
“Material Adverse Effect” means any act, event or omission which has or is reasonably likely to have a material adverse effect upon the financial condition, the performance or the operations of, the Business, taken as a whole, except to the extent that such effect results from: (a) general economic conditions in any of the geographical areas in which the Group Companies operate; (b) any change in the financial, banking or capital markets in general, including any change in interest rates, or any change in markets for currencies or commodities in general (in each case, whether in Japan or any other country or in any international market); (c) conditions generally affecting the industry in which the Group Companies operate; (d) conditions caused by acts of terrorism or war (whether or not declared), including hostilities between Russia and Ukraine, hostilities involving Israel, and related sanctions, direct or indirect supply chain issues, and similar consequences; (e) any natural or man-made disaster, weather or meteorological event, environmental hazard, explosions or fires, epidemics or pandemics (including the COVID-19 pandemic and any developments related thereto), or acts of God; (f) any labor strike, organizing campaign, work stoppage, slowdown or other labor dispute, (g) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body; (h) any action taken or omitted to be taken by the Buyer or any of its Affiliates; (i) any announcement of the pendency of the Transaction; (j) any changes in GAAP or other accounting principles (or interpretations thereof) or any change in applicable Laws or the interpretation thereof; (k) matters which have before or on the Effective Date occurred of which the Buyer was actually aware at the Effective Date and that such matters were reasonably likely to constitute matters which, but for this subsection (k), would have such an effect, (l) compliance with the terms of, or the taking of any action required by, this Agreement or any action taken, or failure to take action, or other changes or events, to which the Buyer has consented, required, or proposed; provided, however, that any failure by the Group Companies to meet internal projections or forecasts or revenue or earnings predictions for any period after the Accounts Date shall not, in and of itself, be deemed to be a Material Adverse Effect.

"Material Contracts" is defined in paragraph 18(b) of Schedule 3.2.
“MXN” or “Mexican Pesos” means the lawful currency of Mexico.
“Non-Recourse Party” means any Person (i) who is not named as a party to this Agreement and (ii) is any of Seller’s or an Affiliate of Seller’s former, current or future direct or indirect equityholders, members, managers, general or limited partners, trustees, Affiliates, directors, statutory auditor, officers, employees, advisors, agents, representatives, or successors or assignees (or any former, current or future direct or indirect equityholder, member, manager, general or limited partner, trustee, Affiliate, director, statutory auditor, officer, employee, advisor, agent, representative, or successor or assignee of any of the foregoing).
“Order” means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made, or rendered by any Governmental Body.
“Ordinary Course of Business” means a transaction entered into or action taken by any of the Group Companies that is consistent with past practices and is taken in the ordinary course of the normal day-to-day operations or business or that is commercially reasonable in light of the then-current operating conditions and developments of any of the Group Companies, but shall not include any transaction or series of transactions that exceeds JPY 10,000,000 in the aggregate.
“Parent Guaranteed Obligations” is defined in Section 10.1(a).
“Party” or “Parties” is defined in the preamble to this Agreement.
“Permitted Action” means any action set forth in Part 1 of Schedule 5.1.
“Permitted Encumbrances” means: (a) liens for Taxes not yet due and payable or that the taxpayer is contesting in good faith through appropriate proceedings; (b) statutory liens (sakidori-tokken) possessory liens (ryuchi-ken) or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business; (c) terms, conditions and restrictions under leases, subleases, licenses, sales contracts or equipment leases, installment plans, finance lease agreements, or occupancy agreements which are not, individually or in the aggregate, material to the Business; (d) non-exclusive licenses of Intellectual Property Rights granted in the Ordinary Course of Business; (e) with the exception of those which concern or affect the title to, or Encumbrances on, the Shares, other imperfections of title to, or Encumbrances on assets, if any, that individually or in the aggregate, do not impair, and are not reasonably likely to impair, the continued use and operation of the assets to which they relate in the conduct of the Business as conducted as of the Effective Date; and (f) those items enumerated in Part 2 of Schedule 5.1.
“Person” means any individual or entity, including a corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, investment entity, estate, trust, association, organization, labor union, Governmental Body or other entity.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body.
“Pro Rata Portion (Fully Diluted)” means, with respect to a particular Seller, a fraction, (a) the numerator of which is the number of ordinary shares held by such Seller (on fully diluted, as exercised and/or converted basis) and (b) the denominator of which is the total number of outstanding ordinary shares held by all shareholders of the Company (on fully diluted, as exercised and/or converted basis), as set forth in the table in Section 2.3.
“PTDI” is defined in Exhibit A.
“Purchase Price” is defined in Section 2.3.
“Purchase Price Payment Amount” is defined in Section 2.3.
“Released Persons” is defined in Section 6.3(a).
“Regulatory Remedy” means any condition, obligation, undertaking, commitment, measure or modification (including, but not limited to, those relating to divestments) requested or accepted by any Governmental Body as a prerequisite to effect a Required Clearance.
“Required Clearances” means the Japan FDI Clearance.
“Resigning Directors and Statutory Auditor” means Akitoshi Nakamura, Masaya Nakanishi, Taro Tatsumi, Yuichi Shin, Yutaro Hara, and Takumi Ohta as directors, or Toyota Nishima, as the statutory auditor, of the relevant Group Companies.
“Retained Management Members” means those members of the Group Companies' management that Buyer has identified for retention post-Closing and who may enter into the Bonus Agreements.
“R&W Insurance Policy” means the Buyer’s buyer-side representations and warranties insurance policy issued by Beazley Pte Limited on the Effective Date (policy no. W49U3425PPBU) with the Buyer as the named insured and Beazley Pte Limited as the insurer.
“Seller” or “Sellers” is defined in the preamble to this Agreement.
“Seller’s Account” means, with respect to each Seller, such Seller’s bank account notified to the Buyer by the Sellers no later than five (5) Business Days prior to the expected Closing Date.

“Sellers' Fundamental Representations and Warranties” means the representation and warranties given by each Seller as set forth in paragraphs 1 (Organization, Authorization), 2 (No Conflict), 3 (Solvency) and 5 (Company Shares) of Schedule 3.1 and in paragraphs 1 (Company) and 2 (Capitalization) of Schedule 3.2.
“Sellers' Knowledge”, “to the knowledge of Sellers” or any equivalent term means the actual knowledge of Masaya Nakanishi, Yuichi Shin, Yutaro Hara, Takumi Ohta and Taro Tatsumi, after having made reasonable enquiries of Kazunari Shimamoto, Michiya Konae and Kazushige Takahashi.
“Shares” is defined in the recitals of this Agreement.
“Site Visit” is defined in Section 5.4(b).
“Subsidiary” is defined in paragraph 1 of Schedule 3.2.
“Target Working Capital” means a positive amount of JPY 3,620,460,233.
“Tax” means any tax (including any income tax, use tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
“Tax Benefit” means the present value of the expected Tax savings attributable to any deduction, expense, loss, credit or refund to the Buyer or any Group Company as a result of any Loss.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information relating to the determination, assessment, collection, or payment of any Taxes, including any schedule, attachment thereto, and including any amendment thereof.
“Tax Warranties” means the representation and warranties given by each Seller as set forth in paragraph 35 (Taxes) of Schedule 3.2.
“Third Party Claim” is defined in Section 8.6.2(a).
“Toei” is defined in the recitals of this Agreement.
“Toei Call Option Exercise” is defined in Section 5.9.
“Toei Call Option Payment Amount” is defined in Section 2.5(e).
“Toei Call Option Payment Portion” is defined in Section 2.5(d).

“Toei Call Option Sellers” means, collectively, Munesato Igarashi, Reina Konae, Sachiko Igarashi, Michiya Konae, Shuma Konae and Keina Konae.
“Transaction” means the sale and purchase of the Shares as contemplated by this Agreement.
“Transaction Documents” means this Agreement, the Ancillary Agreements and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing, including the Transaction.
“Working Capital” means (i) current assets other than Cash; less (ii) current liabilities other than Debt, as at close of business on the final day of the month immediately prior to the Closing Date derived from the books and records of the Group Companies consistent with past practice and as stated in the Closing Statement. A sample calculation of the amounts of (i) less (ii) above is set forth in Part 3 of Schedule 2.4.
“Wuxi” means WUXI FAN DA SURFACE PROCESSING TECHNOLOGY CO.,LTD. (無錫泛達表面処理技術有限公司).
1.2Construction. References herein to statutory provisions are references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the Effective Date) from time to time and include any provisions of which they are re-enactments (whether with or without modification). Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns. A reference to the Company shall not include any Subsidiaries unless specifically referenced.
1.3Section and Schedule References. References herein to Sections, Schedules, Paragraphs within Schedules, and Exhibits are to sections in and the schedules, paragraphs of any schedules, or exhibits to this Agreement, and the Schedules and Exhibits to this Agreement form part of this Agreement.
1.4Headings. The headings used in this Agreement are inserted for convenience only and do not affect the construction of this Agreement.
1.5Interpretation. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender and neuter. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The terms “hereof”, “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to “writing” or “written” shall include printing, typing, lithography, transmissions in electronic form (including email) and other means of reproducing words in visible form.
SECTION 2
Closing and Delivery
2.1Closing. Subject to the terms and conditions of this Agreement, including the satisfaction of the conditions precedent set forth in SECTION 7 (or waiver thereof by the applicable Party or Parties made in writing), the purchase and sale of the Shares shall be consummated at a closing (the “Closing”) which will be commenced at 10:00 a.m. Japan Standard Time on (i) April 1, 2025, unless any conditions precedent to Closing in SECTION 7 remain unsatisfied as of March 31, 2025, in which case the Closing shall take place on the date that is the first Business Day of the month following the date on which all conditions precedent to Closing in SECTION 7 have been satisfied (e.g., if the conditions precedent in SECTION 7 are satisfied on the 29th of a month, then the Closing will occur on the 1st of the following month, provided that the 1st is a Business Day (or whichever date is the first Business Day of such month), provided that for determining when the Closing will occur for the purposes of this Section 2.1 only, the conditions precedent to Closing set forth in Section 7.2(c) will be deemed satisfied if provided in draft form or confirmed in possession of Sellers, which shall then be delivered at Closing in accordance with Section 2.5(b) and Section 7.2(c)), or (ii) such other date as the Sellers and the Buyer may mutually agree in writing (such date on which the Closing actually occurs, the “Closing Date”).
2.2Purchase and Sale. At the Closing, subject to the terms and conditions of this Agreement, the Buyer shall purchase from each Seller, and each Seller shall sell, convey, transfer and deliver to the Buyer, all of the Shares owned by such Seller, as set forth in the table in Section 2.3 below, in exchange for the respective Purchase Price Payment Amount (defined below) payable to such Seller. For the avoidance of doubt, at the Closing: (i) each Seller shall only be responsible for the sale and delivery of its own Shares and not those of any other Seller; and (ii) the Buyer shall not be obligated to purchase any Shares unless all Sellers sell and delivers all of their Shares.
2.3Purchase Price.
(a)The purchase price payable by the Buyer for the purchase of the Shares shall consist of (a) JPY 23,041,000,000, plus (b) the Cash, less (c) the sum of the Debt and the Toei Call Option Payment Amount; and (d) plus the amount of any excess in the Working Capital above the Target Working Capital or less the amount of any shortfall in the Working Capital below the Target Working Capital, as the case may be, which shall be paid in cash (collectively, the “Purchase Price”).
(b)The Purchase Price shall be allocated among the Sellers in accordance with the following formula, and the respective allocated amount (rounded up to the nearest whole Japanese Yen) shall be paid at Closing to each Seller (or its designee) for all of the Shares owned by each such Seller (each such allocated payment to each Seller individually being such Seller’s “Purchase Price Payment Amount”):
Purchase Price Payment Amount =
(i)    the Purchase Price;
(ii)    multiplied by the Pro Rata Portion (Fully Diluted) applicable to such Seller’s Shares.

Seller	Number of Shares to be Delivered	Pro Rata Portion (Fully Diluted)
AG Japan	4,825,058,505 Shares	4,825,058,505 / 8,874,000,000
AG Chorus	2,022,279,762 Shares	2,022,279,762 / 8,874,000,000
AG Concert	2,026,661,733 Shares	2,026,661,733 / 8,874,000,000
Total	8,874,000,000 Shares	1.00
2.4Closing Payment & Closing Adjustment.
(a)The Sellers shall notify the Buyer of its best estimates of the Cash, the Debt and the Working Capital (“Estimated Cash”, “Estimated Debt” and “Estimated Working Capital”, respectively) as of the close of business on the final day of the month immediately prior to the Closing Date by providing a statement substantially in the form set out in Part 3 of Schedule 2.4 as close as reasonably practicable to, but no later than two (2) Business Days before the Closing Date.
(b)The Buyer shall pay JPY 22,500,000,000 (“Closing Payment”) on the Closing following confirmation of completion of the Toei Call Option Exercise as described in Section 5.9 and Section 2.5.
(c)Within ten (10) Business Days of the agreement or determination of the Closing Statements in accordance with Schedule 2.4: (i) if the Purchase Price as adjusted by the final, agreed Closing Statements exceeds the Closing Payment by JPY500,000,000 (“Upper Limit”), the Buyer shall pay the amount of the difference in excess of the Upper Limit to the Sellers (each on the basis of their relevant Pro Rata Portion (Fully Diluted)); or (ii) if the Purchase Price as adjusted by the final, agreed Closing Statements is less than the Closing Payment by JPY500,000,000 (“Lower Limit”), each of the Sellers (on the basis of their relevant Pro Rata Portion (Fully Diluted)) shall repay the difference in excess below the Lower Limit to the Buyer.
2.5Closing Procedures. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:
(a)prior to and as a condition to delivery of the Closing Payment Amount, the Sellers shall cause the Company to carry out the Toei Call Option Exercise pursuant to Section 5.9 and Section 2.5(e) and Buyer shall facilitate the Toei Call Option Exercise pursuant to Section 2.5(d);
(b)the Sellers shall deliver to the Buyer:
(i)a request form directing the Company to register the Buyer as the holder of the Shares in the shareholder registry (kabunushi meibo) of the Company (kabunushi meibo meigi kakikae seikyu sho) duly signed by each such Seller;
(ii)signed resignations of the Resigning Directors and Statutory Auditor as set forth in Section 5.6;
(iii)a copy of the Company's minutes of shareholder meeting including a resolution to approve the Transaction as set forth in Section 5.3;
(iv)a certified copy of Toei's shareholder registry reflecting the transfer of shares from Toei Call Option Sellers to the Company as set forth in Section 5.9; and
(v)the Company's representative seal registered with the Legal Affairs Bureau.
(c)Subject to completion of the Toei Call Option Exercise, the Buyer shall deliver to each Seller its respective Pro Rata Portion (Fully Diluted) of the Closing Payment applicable to such Seller’s Shares (i.e., JPY 12,233,921,158 to AG Japan, JPY 5,127,484,184 to AG Chorus and JPY5,138,594,658 to AG Concert) (“Closing Payment Amount”) by wire transfer of immediately available funds, in JPY, to such Seller’s Account without any withholding or deduction, with the charges and other expenses for the remittance of each Closing Payment Amount to each Seller’s Account to be borne by the Buyer, with such respective Closing Payment Amount wire transfer: (i) to be received by AG Japan at the Closing, (ii) to have been initiated or caused to be initiated at the Closing for AG Chorus and AG Concert, with (x) a certificate signed by an officer of the Buyer and delivered to the Sellers at the Closing, certifying that the Buyer has irrevocably initiated or caused to be initiated its wire transfer process in order to pay or cause to be paid the relevant Closing Payment Amount to AG Chorus and AG Concert, and (y) evidence of such irrevocable initiation in the form of a printout or other evidence from the Buyer’s banking institution to the Sellers’ satisfaction, and (iii) to be completed and received with respect to AG Chorus and AG Concert in accordance with the foregoing subclause (ii) within two (2) Business Days following the Closing;

(d)to facilitate the Toei Call Option Exercise, the Buyer shall deliver an amount equal to JPY 5,249,078,550 (the “Toei Call Option Payment Portion”) by wire transfer of immediately available funds, in JPY, to the Company’s Account without any withholding or deduction, with the charges and other expenses for such remittance to be borne by the Buyer;
(e)the Sellers shall cause the Company to deliver the relevant portion of the amount equal to JPY 8,749,078,550 (the “Toei Call Option Payment Amount”), including the Toei Call Option Payment Portion received by the Company pursuant to Section 2.5(d), by wire transfer of immediately available funds, in JPY, to each Toei Call Option Seller, without any withholding or deduction, with the charges and other expenses for such remittance to be borne by the Company; and
(f)the Sellers shall cause the Company to deliver any Bonus Agreements, if agreed to in final form by the relevant Retained Management Member at least three (3) Business Days prior to the Closing Date.
SECTION 3
Representations and Warranties of each Seller
3.1Representations and Warranties Concerning each Seller. Except for facts or circumstances contained in the information (a) disclosed in connection with the Transaction by any Seller or Group Company or their advisors to the Buyer or its Affiliates or their advisors prior to the Effective Date (including information disclosed in the Data Room, information memoranda, vendor due diligence reports, projections, estimates, management presentations, budgets and financial data), (b) disclosed in Schedule 5.1, or (c) known by the Buyer or its Affiliates or their advisors or reasonably expected to be known by the Buyer or its Affiliates or their advisors as of the Effective Date (the foregoing subclauses (a) through (c), collectively, the “Disclosures”), each Seller acting severally and not jointly hereby represents and warrants to the Buyer, as of the Effective Date and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), that each of the statements as set forth in Schedule 3.1 with respect to such Seller is true and accurate (it being understood that each Seller represents and warrants each of the statements set forth in Schedule 3.1 only with respect to matters concerning itself and not with respect to matters concerning any other Seller).
3.2Representations and Warranties Concerning the Group Companies. Except for facts or circumstances contained in the Disclosures, each Seller acting severally and not jointly hereby represents and warrants to the Buyer, as of the Effective Date and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), that each of the statements as set forth in Schedule 3.2 with respect to the Group Companies is true and accurate.
3.3Disclosures
(a)All information set forth in the Disclosures shall be deemed to be an exception to all relevant representations and warranties set forth in Sections 3.1 and 3.2. The inclusion of any item of disclosure in the Disclosures is not intended to imply that such item necessarily meets any monetary or materiality standard that requires it to be disclosed, and in any dispute or controversy among the Parties the Buyer shall not use the inclusion of any item of disclosure in the Disclosures as being indicative that any obligation, item or matter not described or included in the Disclosures is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened). The information contained in the Disclosures is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of any Contract).
(b)Except for the representations and warranties made pursuant to Sections 3.1 and 3.2, none of the Sellers, the Group Companies or their advisors has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller, the Group Companies or their advisors, including any representation or warranty as to the accuracy or completeness of any information regarding the Group Companies furnished or made available to the Buyer and its advisors or as to the future revenue, profitability or success of the Group Companies, or any representation or warranty arising from statute or otherwise in Law.
SECTION 4
Representations and Warranties of the Buyer
4.1Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to each Seller, as of the Effective Date and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), that each of the statements as set forth in Schedule 4.1 is true and accurate.
SECTION 5
Pre-Closing Covenants
5.1Ordinary Course of Business. From the Effective Date until the Closing Date, except (a) as otherwise contemplated by this Agreement, (b) as required by applicable Law (including without limitation, any “gun-jumping” regulations under relevant Competition Laws) or by Contracts in effect on the Effective Date that have been disclosed in the Disclosures prior to the Effective Date, (c) as set forth in Part 1 of Schedule 5.1 (Permitted Actions) or (d) as the Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given if the Buyer fails to respond in writing within five (5)

Business Days after its receipt of a request for consent from the Sellers), the Sellers shall cause the Group Companies to conduct the Business in the Ordinary Course of Business. Prior to the Closing, Sellers shall promptly notify Buyer of any fact or circumstance pertaining to the Group Companies which, to Seller's Knowledge, arises after the Effective Date (in reasonable detail) that would decrease, impair or otherwise materially affect the value of the Group Companies' assets, goodwill, current business relationships or financial position. Sellers will cause each Group Company to not do (or agree to do, conditionally or unconditionally) any of the following:
(i)amend or modify its Governing Documents;
(ii)issue or dispose of any shares, stock acquisition rights (shinkabu-yoyakuken) or other equity securities;
(iii)effect any reduction of its stated capital (shihon kin) or capital reserve (shihon junbi kin);
(iv)acquire (by merger, demerger, acquisition of stock or assets or otherwise) or dispose (by sale, transfer, conveyance, abandonment or cancelation) of (1) any shares or any other interest in any company, business or partnership, (2) any real property or interest in real property, (3) any Intellectual Property or (4) any other business or material asset that exceeds JPY 10,000,000 whether in a single transaction or a series of transactions, except to the extent conducted only between the Group Companies;
(v)merge with any other Person or implement any demerger (kaisha bunkatsu), share-to-share transfer (kabushiki koukan), share delivery (kabushiki kofu) or share exchange (kabushiki iten), except to the extent conducted only between the Group Companies;
(vi)make any capital expenditure or commitment that exceeds JPY 10,000,000 whether in a single transaction or a series of transactions;
(vii)declare or make any dividend or make or receive any loan, except to the extent conducted only between the Group Companies;
(viii)except as required by changes in applicable Law or changes in GAAP, change any material accounting method;
(ix)grant any interest in any Intellectual Property that it owns;
(x)cancel or fail to renew any registration of any registered Intellectual Property that it owns;
(xi)create any Encumbrance over and any of its assets or undertaking (except for Permitted Encumbrances or in the Ordinary Course of Business);
(xii)enter into, amend or terminate any Material Contract or arrangement including any Contract or arrangement that is with a Key Customer or Key Supplier, which involves expenditure or liabilities in excess of JPY 10,000,000;

(xiii)cancel or fail to renew any of its insurance policies or omit to do anything which would make such policy void or voidable;
(xiv)give any guarantee or indemnity in relation to the obligations or liabilities of any other Person;
(xv)commence or settle any Dispute or legal or arbitral Proceedings involving an amount in excess of JPY 10,000,000;
(xvi)make any material changes to the terms and conditions of employment (including remuneration and benefits of any of its officers or employees) other than salary increases in the Ordinary Course of Business but not exceeding 2%;
(xvii)enter into, amend or terminate any collective agreements or other arrangements with any trade union, works council or other employees’ representative body;
(xviii)establish, participate in or contribute to any new pension scheme or grant any new retirement, death or disability benefit;
(xix)change, discontinue or exercise any discretion in relation to any existing pension scheme or retirement, death or disability benefit, or announce any plan, proposal or intention to do so; or
(xx)dissolve or liquidate.
5.2Governmental Authorizations.
(a)Between the Effective Date and the Closing Date, the Buyer shall, and shall cause its Affiliates to, at its own expense (including all filing fees and expenses of advisors) use its best efforts to take all steps required to obtain all Required Clearances and any other Governmental Authorizations that are required or advisable for the consummation of the Transaction, and the Sellers shall, and shall cause the Group Companies to, provide the Buyer with commercially reasonable cooperation with respect to such steps.
(b)Without limiting the generality of the foregoing, the Buyer shall complete as soon as reasonably practicable following the Effective Date any filings necessary to obtain the Required Clearances in accordance with appliable Law. In order to obtain the Required Clearances, the Buyer shall, at its own expense (including all filing fees and expenses of advisors) (i) provide to any competent Governmental Body as promptly as reasonably practicable any additional information requested pursuant to any applicable Law and take all other procedural actions required in order to obtain the Required Clearance or to cause any applicable waiting periods to commence and expire, (ii) as soon as reasonably practicable, provide the Sellers with copies of any material written communication received or sent (or written summaries of any non-written communication) in connection with any Proceeding, (iii) determine in discussion with Sellers and their advisors whether it would be appropriate to have Sellers and their advisors participate in any or certain meetings and conferences with any competent

Governmental Body (in case of each of (ii) and (iii), to the extent legally permissible under applicable Laws), and (iv) take or cause to be taken all steps necessary in order to obtain the Required Clearances promptly.
5.3Approval of Shareholders Meeting of the Company. On or before the Closing Date, the Sellers shall procure the approval of the Transaction at a shareholders meeting of the Company.
5.4Access Pending Closing.
(a)For performance of the transactions contemplated by this Agreement, prior to the Closing Date, the Sellers shall procure that each Group Company shall (subject to its confidentiality obligations and to the extent permitted by applicable Laws, including without limitation any obligations under “gun-jumping” regulations under relevant Competition Laws): (i) keep the Buyer informed about matters of material importance to the Business, (ii) promptly provide such information about the Business, assets and affairs to the Buyer as it reasonably requests, and (iii) (subject to reasonable prior notice having been given to the Sellers) allow the Buyer and its representatives reasonable access to its premises, books and records during normal business hours without interference or undue burden to any Group Company’s day-to-day business operations.
(b)With respect to Section 5.4(a)(iii), any access provided to Buyer or its representatives to any Group Company premises (each, a “Site Visit”) shall be accompanied at all times by one or more representatives of the Sellers or other designees, and the Buyer shall, and shall cause its representatives to, obey all requests and instructions with respect to such Site Visit, including any restrictions or requirements to be undertaken prior to or during such Site Visit.
(c)Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.4 shall require the Group Companies to disclose any information to the Buyer if such disclosure (i) could reasonably cause any competitive harm to the Group Companies if the Transaction is not consummated, (ii) could reasonably result in the waiver of any attorney-client privilege, or (iii) could reasonably result in a violation of applicable Law or any Contracts. The Buyer will hold in confidence all information so obtained in accordance with SECTION 10.
5.5No Contact or Solicitation. Until the Closing Date, (a) except with the express written consent of the Sellers, the Buyer and its Affiliates shall not, and the Buyer and its Affiliates shall not knowingly encourage or participate with any other Person to, directly or indirectly, initiate or maintain contact (except for those made in the ordinary course of business of the Buyer or such Affiliate consistent with past practice as conducted prior to the Effective Date) with any officer, director, employee, customer, supplier, lessor, lessee, licensor, licensee, competitor, shareholder or lender of any Group Company or other Person with whom any Group Company does business, regarding any Group Company or the Transaction; and (b) except with the express written consent of the Sellers, the Buyer and its Affiliates shall not, and the Buyer and its Affiliates shall not encourage or participate with any other Person to, directly or indirectly solicit or offer to hire or hire any officer, director or employee of any Group Company.
5.6Resignation and Appointment of Directors and Statutory Auditor.
(a)On or before the Closing Date, the Sellers shall cause to be delivered to the Company duly signed resignations of the Resigning Directors and Statutory Auditor which shall take effect as of the Closing Date.
(b)The Buyer shall, on the Closing Date and immediately after the Closing, (i) cause shareholders’ meetings of the Group Companies to be held or written resolutions in lieu of such meetings to be passed, at which meetings or by which resolutions such number of directors and statutory auditors of the Group Companies shall be appointed as necessary to cause the number of directors and statutory auditors of such Group Companies to be at least equal to the minimum number provided for by Law and the respective Governing Documents of each Group Company and (ii) cause each Group Company to make an application for commercial registration of the resignation of the Resigning Directors and Statutory Auditor and appointment of such newly appointed directors and statutory auditors.
5.7R&W Insurance. At all times during the duration of the R&W Insurance Policy as in force on the Effective Date, the Buyer shall:
(a)not amend or make variations to the R&W Insurance Policy that will or may reasonably be expected to adversely affect any Seller;
(b)not novate or assign the R&W Insurance Policy if such novation or assignment will or may reasonably be expected to cause any diminution in the rights of any Seller;
(c)not do or omit to do anything that will or may reasonably be expected to cause any right under any part of the R&W Insurance Policy to cease to have full force or effect in any manner which would or may reasonably be expected to adversely affect any Seller;
(d)comply with all terms and deliverables under the R&W Insurance Policy to the extent failure to so comply would or may reasonably be expected to adversely affect any Seller; and
(e)obtain from the insurer under the R&W Insurance Policy an express waiver and release of its rights of subrogation and contribution (or any similar or equivalent rights).
5.8Termination of Affiliate Contracts. The Sellers shall procure that (a) all existing Affiliate Contracts shall be duly terminated prior to the Closing, and (b) none of the Group Companies shall owe any obligations under any of the Affiliate Contracts after Closing.
5.9Exercise of Toei Call Option. Prior to or at the Closing, the Sellers shall cause the Company to take all commercially reasonable steps pursuant to the 2020 SPA such that all issued and outstanding shares of Toei held by all Toei Call Option Sellers will be transferred to the Company at or prior to the Closing (the “Toei Call Option Exercise”).
SECTION 6
Post-Closing Covenants
6.1Employment on and after the Closing. For a period of no less than two (2) years following the Closing Date, the Buyer shall use reasonable best efforts to ensure (or cause an Affiliate of the Buyer to ensure), with respect to each employee of Toei and DCJ (collectively, the “Japan Group Companies”) who is so employed as of immediately prior to the Closing Date and who continues in employment with any member of the Japan Group Companies (each, a “Continuing Employee”), that (a) a member of the Japan Group Companies will continue to employ such Continuing Employees; and (b) each member of the Japan Group Companies will provide its respective Continuing Employees with: (i) a base salary or an hourly wage rate, as applicable, bonus opportunities (including annual bonus opportunities and/or commissions opportunities, as applicable) that are no less favorable than the base salary or hourly wage rate, or bonus opportunities provided to each such Continuing Employee immediately prior to Closing, (ii) other perquisites and employee benefits (including, without limitation, vacation, sick time, or other paid time off, health, welfare, and retirement benefits (including any employer contributions made pursuant to a retirement plan)) that are no less favorable, in the aggregate, than those provided to such Continuing Employees immediately prior to Closing, and (iii) severance benefits that are no less favorable than the severance benefits provided to such Continuing Employee immediately prior to Closing.
6.2Maintenance of Company Name. Except with respect to the Company and Toei, for a period of no less than three (3) years following the Closing Date, the Buyer shall, and shall cause each Group Company to, continue to maintain, and not amend or change, the name or trade name of such Group Company, including in their respective Governing Documents and in any marketing or promotional materials of the Business, unless the Buyer first discusses in good faith any such changes with the management members of the Company Group.
6.3General Release.
(a)From and after the Closing Date, except for any Claim that the Buyer may have under this Agreement against any Seller (only to the extent set forth herein and subject to all applicable limitations including those set forth in SECTION 8), the Buyer and its Affiliates hereby irrevocably and unconditionally release and forever discharge (i) each former and current director, statutory auditor, employee and officer of any Group Company who was appointed, seconded, or dispatched by any Seller, any of its Affiliates, or any of their respective direct or indirect equityholders or general partners, and each Toei Call Option Seller (collectively, the “Exempted Persons”), from any and all liability related to, concerning or arising from, directly or indirectly, their acts or omissions as a director, statutory auditor, officer, employee, or consultant of any Group Company, and (ii) each Seller (save to the extent related to the Recourse Exemption) and its respective Affiliates, and each of their respective former and current direct or indirect equityholders, directors, statutory auditors, officers, employees, general or limited partners, members, representatives, advisors, agents, trustees or other representatives, successors and assigns (collectively with the Exempted Persons, the “Released Persons”) from any and all liability related to, concerning or arising out of, directly or indirectly, whether known or unknown, the Business or any Group Company. From and after the Effective Date, the Buyer and its Affiliates agree not to, directly or indirectly (including in a derivative proceeding), assert any claim or demand, or to commence, institute or maintain, or to cause to be commenced, instituted, or maintained, or to facilitate or assist any other party in commencing, instituting or maintaining, any Proceeding of any kind, in law or in equity, against any of the Exempted Persons based upon or with respect to their acts or omissions as a director, statutory auditor, officer, employee, or consultant of any Group Company or against the Released Persons based on or with respect to the Business or any Group Company.
(b)Notwithstanding anything contained in this Agreement or the Transaction Documents to the contrary, the Buyer on its own behalf and on behalf of its Affiliates (i) acknowledges and agrees that no Non-Recourse Party shall have any liability relating to this Agreement, the Transaction Documents, or any of the transactions contemplated herein (including the Transaction), and (ii) hereby irrevocably and unconditionally releases and forever discharges the Non-Recourse Parties from any and all liability related to, concerning or arising out of, directly or indirectly, whether known or unknown, this Agreement, the Transaction Documents, the Business, any Group Company, and any of the transactions contemplated herein (including the Transaction).
(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 6.3 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Buyer and its Affiliates (including the Group Companies). In the event that the Buyer or its Affiliates (including the Group Companies) or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such successors and assigns shall succeed to the obligations set forth in this Section 6.3.
6.4Company Documents. For a period of seven (7) years after the Closing Date, or such longer period as may be required under applicable Law, the Buyer shall cause the Group Companies to retain all Books and Records relating to the Group Companies and to give each Seller, upon written notice by such Seller, reasonable access during business hours to such Books and Records for the purposes of preparing Tax Returns or defending any claim or Proceeding that may be made or threatened against any Seller or its Affiliates in relation to the Group Companies. The Sellers may make or retain copies of any such Books and Records relating to the Group Companies that relate to the period prior to the Closing Date to enable Seller to comply with its legal obligations (including related to Tax and Tax Returns) which may arise after the Closing Date.
6.5Tax Matters. The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company Group that are due after the Closing Date for periods that correspond to Sellers’ ownership of the Company Group. After the Closing and only in respect of such periods that correspond to Sellers’ ownership of the Company Group, without the prior written consent of the Sellers, the Buyer shall not, and shall not cause or permit any Group Company to, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return or in any Tax Proceeding, or otherwise take any action, omit to take any action or enter into any other transaction, in each case to the extent any such action or omission could reasonably be expected to have the effect of increasing any Tax liability or reducing any Tax asset of the Sellers or their Affiliates or otherwise adversely affecting the Sellers or their Affiliates.
6.6Non-Solicitation.
Each Seller severally covenants with the Buyer and the Group Companies that it shall not, for a period of three (3) years after the Closing Date, either for itself or jointly with or for any other Person, directly or indirectly, solicit, employ or engage any Person who was an employee of any Group Company at any time during the six (6) month period ending on the Closing Date. Nothing in this Section 6.6 shall prohibit any Seller from employing any Person who responds to a recruitment advertisement (including by direct solicitations or engagements via third party recruiting agencies not specifically instructed by any Seller, directly or indirectly, to target any employees or former employees of any Group Company) or whose employment with the Buyer or Group Companies has ceased, provided that such response or cessation was not solicited or induced directly or indirectly by a Seller.
6.7Non-Compete.
Each Seller severally covenants with the Buyer and the Group Companies that it shall not for a period of two (2) years after the Closing Date, either for itself or jointly with or for any other Person, directly or indirectly: own, invest, or manage a Competing Business or (ii) for the benefit of a Competing Business, solicit or accept the custom of any Person who at any time during the twelve (12) month period ending on the Closing Date was a customer of any Group Company, or who was negotiating with a Seller or any Group Company with a view to that Person becoming a customer of any Group

Company. Nothing in this Section 6.7 shall prohibit a Seller from holding up to five (5%) percent of the shares in a Competing Business listed or traded on any securities exchange or performing its obligations as a contractor for the Buyer or the Group Companies.
6.8Consent Cooperation. For a period of one (1) year after the Closing, and to the extent that any counterparties to a Contract of any of the Group Companies requires the consent of the Sellers (as distinct and separate from that of the Group Companies) in connection with any change of control clause contained therein as a result of the Transaction, Sellers will, upon proper notice by Buyer, use their commercially reasonable efforts to assist Buyer in providing such consent.
SECTION 7
Conditions Precedent
7.1Conditions Precedent of the Buyer and the Sellers. The obligation of the Buyer and the Sellers to consummate the Closing is subject to the fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by the Buyer and each Seller:
(a)No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restrains, enjoins, restricts or makes illegal the Transaction.
(b)All Required Clearances shall have been obtained.
7.2Conditions Precedent of the Buyer. The Buyer’s obligation to consummate the Closing is subject to the fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by the Buyer:
(a)The representations and warranties made by each Seller in Sections 3.1 and 3.2 shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to a specified date in which case as of such specified date), except in all cases where the failure of such representations and warranties to be so true and correct does not materially impede the consummation of the Transaction.
(b)All covenants, agreements and conditions contained in this Agreement to be performed by each Seller on or prior to the Closing Date shall have been performed or complied with in all material respects, except in all cases where the failure of such performance or compliance does not materially impede the consummation of the Transaction; and
(c)Sellers shall have delivered all of the closing deliverables set forth in Sections 2.5(b)(i)-(iv) inclusive (provided, however, that in respect of the closing deliverable in Section 2.5(b)(i), a draft form of the document shall be provided, with the original to be delivered in exchange for delivery of the Closing Payment Amount at Closing).
7.3Conditions Precedent of each Seller. The obligation of each Seller to consummate the Closing is subject to the fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by each Seller:
(a)The representations and warranties made by the Buyer in Section 4.1 shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to a specified date in which case as of such specified date), except in all cases where the failure of such representations and warranties to be so true and correct does not materially impede the consummation of the Transaction.
(b)All covenants, agreements and conditions contained in this Agreement to be performed by the Buyer on or prior to the Closing Date shall have been performed or complied with in all material respects, except in all cases where the failure of such performance or compliance does not materially impede the consummation of the Transaction.
SECTION 8
Indemnities
8.1R&W Insurance. Notwithstanding Section 8.2 or any other provision of this Agreement (except pursuant to Section 8.2(b)), the Buyer’s sole recourse with respect to any breach or inaccuracy of any representation or warranty made by any Seller in this Agreement (except in cases of fraud (sagi) by a Seller, which is referred to herein as the “Recourse Exception”) shall be against the R&W Insurance Policy, and the Buyer shall not be entitled to and shall not make any such claims against any of the Sellers. If, or to the extent, such recourse is not successful for any reason, the Buyer shall have no right to seek indemnification from any Seller, but for the avoidance of doubt, excluding any cases involving the Recourse Exception. Notwithstanding any other provision of this Agreement, all costs and expenses in relation to obtaining and maintaining in full force and effect the R&W Insurance Policy (including any premium, the insurer’s legal fees, broker’s fees and any Tax), shall be borne solely by the Buyer. Under no circumstances shall any Seller bear any liability or obligation in connection with the R&W Insurance Policy. Without limiting the foregoing and except in respect of the Recourse Exception, no Seller shall be under any liability as a result of any inability of the Buyer to recover the full extent of any Loss pursuant to the R&W Insurance Policy, whether by reason of any defect, invalidity, illegality, unenforceability, expiry, termination, or repudiation of the R&W Insurance Policy, any legal limitation, disability, or incapacity of the insurer under the R&W Insurance Policy, or any insufficiency or inadequacy of cover, or any excess payable, in respect of the R&W Insurance Policy or any claim under the R&W Insurance Policy.
8.2Indemnities by each Seller.

(a)Subject to the limitations and other provisions of this Agreement, including the sole recourse obligation under Section 8.1 above, each Seller acting severally and not jointly shall indemnify and hold harmless the Buyer from and against any loss, liability, claim, damage or expense, including reasonable attorneys’ fees (each, a “Loss”), arising from any breach or non-fulfillment by such Seller of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement. Notwithstanding the foregoing, no Seller shall be responsible for any Losses arising from any breach or non-fulfilment by any other Seller of any covenant, agreement or obligation solely applicable to such other Seller. For the avoidance of doubt, no Seller shall be responsible for any Losses arising from any breach of any representation or warranty made by any other Seller under this Agreement.
(b)Each Seller acting severally and not jointly shall indemnify and hold harmless the Buyer from and against any Loss or Claim attributable to or involving the Recourse Exception. Any Loss or Claim concerning the Recourse Exception shall not be subject to any of the limitations on liability set forth on Section 8.1, Section 8.4(a) and Section 8.4(b).
8.3Indemnities by the Buyer. Subject to the limitations and other provisions of this Agreement, the Buyer shall indemnify and hold harmless each Seller from and against any Loss arising from (a) any breach or non-fulfillment by the Buyer of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement or (b) any breach of any representation or warranty made by the Buyer in this Agreement.
8.4Limitations on Indemnity Claims.
(a)No Seller shall be liable in respect of any Claim with respect to the indemnities hereunder:
(i)where the amount of the Losses in respect of any such Claim does not exceed JPY 10,000,000 (the “De Minimis”) (in which case the amount of any such Losses shall not be indemnifiable and shall not count toward the Deductible); and
(ii)unless the aggregate amount of the Losses in respect of all Claims (other than those excluded for failure to meet the De Minimis) exceeds one-percent (1%) of the Purchase Price (the “Deductible”), whereupon, provided the other requirements of this Section 8.4 have been complied with, the Buyer shall be entitled to indemnity for the amount of such Losses in excess of the Deductible.
(b)Each Seller’s aggregate liability under this Agreement shall in no event exceed twenty percent (20)% of the Purchase Price paid to such Seller.
(c)All Claim Notices for indemnification by any Seller under Section 8.2 must be sent in accordance with Section 8.6, and (i) in respect of the Sellers' breaches of the Sellers' Fundamental Representations & Warranties, the Tax Warranties, prior to the expiration of five (5) years after the Closing Date, (ii) in respect of the Sellers' breaches of any representations and warranties other than those contained in (i) above, prior to the expiration of three (3) years after the Closing Date, (iii) in respect of Claims under Section 8.2(a) for breach of covenant, agreement or obligation to be performed prior to the Closing, prior to the expiration of six (6) months after the Closing Date, (iv) in respect of Claims under Section 8.2(a) for breach of covenant, agreement or obligation to be performed after the Closing, prior to the expiration of twelve (12) months after the relevant breach. No Seller shall have any liability with respect to, and shall be fully discharged from, any Claim for which it has not received a Claim Notice prior to the expiration of such period. For the avoidance of doubt, limbs (i) and (ii) in the first sentence of this paragraph are provided solely for the purpose of R&W Insurance Policy and in no event shall the Buyer have any Claims against the Sellers other than in respect of Claims under Sections 8.2(a), 8.2(b) and 8.5(h).
8.5Further Limitations on Indemnity Claims.
(a)The Buyer shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to such Loss, which steps include incurring costs to the minimum extent appropriate or necessary to remedy or mitigate the breach that gives rise to such Loss. No Seller shall be liable to the Buyer for any Losses to the extent arising from or aggravated by such Buyer’s failure to mitigate such Losses or any other action taken or not taken by such Buyer.
(b)Notwithstanding Section 8.2, the Buyer shall have no right or entitlement to indemnification for Losses to the extent that the Buyer or its Affiliates (including the Group Companies) have already recovered such Losses with respect to the same matter.
(c)Notwithstanding Section 8.2, the Buyer shall have no right or entitlement to indemnification for Losses to the extent such Losses result from or arise out of actions taken (i) by the Buyer or its Affiliates (not including the Company or its subsidiaries) at any time or (ii) by any Group Company or its Affiliates after the Closing.
(d)Payments by the Sellers pursuant to Section 8.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after (i) deducting therefrom the amount of any Tax Benefit realizable for the benefit of the Buyer or any of its Affiliates (including the Group Companies) with respect to such Losses and (ii) deducting therefrom any insurance proceeds and any indemnity, contribution, reimbursement or other similar payment received or reasonably expected to be received by the Buyer or any of its Affiliates (including the Group Companies) in respect of any such Loss. The Buyer shall recover under insurance policies or indemnity, contribution or other similar agreements with third parties (if any) for any Losses prior to seeking indemnification under this Agreement.
(e)If, at any time following payment in full by the Sellers of any amounts of Losses due under this Agreement, the Buyer actually receives any insurance proceeds or any indemnity, contribution, reimbursement or other similar payment with respect to such Losses, the Buyer will promptly remit to such Seller such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by such Seller, in each case after deducting all costs and expenses actually incurred by the Buyer arising out of the claim for, and receipt of, such proceeds, payments or reimbursements.
(f)For the avoidance of doubt, no Seller shall be liable for any Claim for indemnification for Losses to the extent that the facts or circumstances that would give rise to a Claim are contained in the Disclosures and the Claim is not otherwise subject to the Recourse Exception.
(g)With respect to any Losses arising out of the Recourse Exception that may be recovered from the Sellers under Section 8.2(b), the Buyer shall proceed first by making and pursuing a claim under the R&W Insurance Policy, and then, only to the extent such Losses are not covered by the R&W Insurance Policy for any reason (including the coverage limit being exceeded and coverage being denied or exempted), the Buyer shall be entitled to pursue recovery against the Seller(s) directly for such applicable Losses that have not been recovered from the R&W Insurance Policy, with such recovery against the Seller(s).
(h)Notwithstanding anything to the contrary in this Agreement, none of the limitations of liability herein shall apply for claims involving Recourse Exception of a Seller.
8.6Procedures for Indemnity Claims.
8.6.1Claims Notices
(a)In the event that the Buyer (the “Indemnified Party”) estimates in good faith that the Indemnified Party has a claim to be indemnified by a Seller or Seller(s) (the “Indemnifying Party”) under this SECTION 8 (a “Claim”), then the Indemnified Party shall promptly send to the Indemnifying Party a written notice (a “Claim Notice”) which shall specify in reasonable detail the grounds for such Claim and the estimated amount of the Loss.
(b)The Claim Notice shall be sent by the Indemnified Party to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party first becomes aware of the facts on which the Claim is based, provided that failure by the Indemnified Party to comply with the foregoing shall have no consequence on the right of the Indemnified Party to make a Claim unless and to the extent the Indemnifying Party was materially prejudiced by such failure.
8.6.2Third Party Claims
(a)Promptly after receipt by the Indemnified Party of any notice of the commencement of any Proceeding against it (the “Third Party Claim”), the

Indemnified Party shall, if it plans to make a Claim against the Indemnifying Party in connection with such Proceeding, deliver a Claim Notice (in accordance with the provisions of Section 8.6.1) to the Indemnifying Party of the commencement of such Proceeding.
(b)The Indemnifying Party shall have the right to assume the defense (at its expense) of any Third Party Claim through a counsel of its own choosing by so notifying the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, provided that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in the defense thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such Third Party Claim, and, with respect to the Buyer, making employees of the Group Companies available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Indemnifying Party shall not be liable under this SECTION 8 for any settlement, compromise or discharge effected without its consent in respect of any Claim for which indemnity may be sought hereunder.
(c)If the Indemnifying Party chooses not to assume the defense of a Third Party Claim, the Indemnified Party shall not settle such Third Party Claim for which the Indemnifying Party has liability hereunder without first obtaining the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  The obligation of the Indemnifying Party to pay the Indemnified Party the amount awarded under a Third Party Claim shall arise only upon (i) a final decision, judgment or award having been rendered by a Governmental Body or other arbitrator or tribunal with competent jurisdiction and the expiration of the time in which appeal therefrom has elapsed, with respect to such Third Party Claim, (ii) a binding settlement agreement concerning the Third Party Claim having been approved by the Indemnifying Party as provided herein and duly executed by the parties thereto, or (iii) the Indemnifying Party and the Indemnified Party having arrived at a mutually binding agreement with respect to the payment of such Third Party Claim.
8.7Exclusivity of Remedies. The remedies expressly set forth in this SECTION 8 shall be the sole and exclusive remedies of each Party with respect to any Losses for any matter arising out of this Agreement and the Transaction, except for the remedies provided in Section 10.15. Any claim for compensation based on any other cause, including breach of contract (saimu furiko sekinin), warranties (keiyaku futekigou sekinin), tort (fuho koi sekinin) or other causes of action, shall hereby be excluded.
8.8All Seller Liabilities Several and Not Joint. Notwithstanding anything to the contrary in this Agreement, the obligations of the Sellers under this Agreement (including under this SECTION 8) are in all cases several and not joint, and this

Agreement shall not create or be deemed to create or permit or contemplate any joint liability or obligation on the part of the Sellers.
SECTION 9
Termination
9.1Termination Prior to Closing. This Agreement may be terminated prior to Closing as follows:
(a)by the written agreement of the Buyer and the Sellers;
(b)by written notice by the Sellers to the Buyer in the event that the Buyer has breached any of its representations and warranties in this Agreement (except where such breach does not materially impede the consummation of the Transaction) or has materially breached any of its covenants in this Agreement (except where such breach does not materially impede the consummation of the Transaction), in which case such termination shall take effect upon the expiration of fifteen (15) Business Days after the date of such notice if the breach can be cured but the Buyer fails to do so within such fifteen (15) Business Day period; for the avoidance of doubt, any such breach by the Buyer shall not entitle the Buyer to terminate this Agreement and the Sellers shall be entitled, in accordance with Section 10.15, to seek injunctive relief and/or specific performance to compel performance of the Buyer’s obligations to consummate the Transaction in accordance with this Agreement;
(c)by written notice by the Buyer to the Sellers in the event that any Seller has breached any of its representations and warranties in this Agreement (except for those where such breach does not materially impede the consummation of the Transaction) or has materially breached any of its covenants in this Agreement (except for those where such breach does not materially impede the consummation of the Transaction), in which case such termination shall take effect upon the expiration of fifteen (15) Business Days after the date of such notice if the breach can be cured but the Seller fails to do so within such fifteen (15) Business Day period;
(d)by written notice with immediate effect by the Buyer to the Sellers in the event that any Seller has materially breached any of the Sellers' Fundamental Representations and Warranties; or
(e)by the Sellers or Buyer, upon written notice to the other, if the Closing does not occur on or before June 2, 2025 or such later date as the Buyer and the Sellers may agree in writing, provided that such Party shall have no right to give notice of termination under this Section 9.1(e) if such Party is then in breach of this Agreement.
9.2No Termination after Closing. This Agreement cannot be terminated by any Party for any reason after the Closing.
9.3Effect of Termination. In the event of the termination of this Agreement, each Party shall promptly return to each other Party, or delete or otherwise destroy, all confidential information provided by each other Party in connection with this Agreement or the Transaction. Further, in such event no Party hereto shall have any liability or further obligation to any other Party, except that (a) nothing herein shall relieve any Party from liability provided for under this Agreement for any breach of this Agreement, and (b) SECTION 8 (Indemnities), this Section 9.3, and SECTION 10 (Miscellaneous) and the provisions enabling such Sections to be effective shall survive any such termination. Save for the termination provisions set forth in Section 9.1, there are no other circumstances in which a Party is entitled to terminate this Agreement.
SECTION 10
Miscellaneous
10.1Parent Guarantee.
(a)Parent unconditionally guarantees (rentai hosho) to each Seller the due and timely payment of all sums which become payable by the Buyer to the Sellers under or in connection with this Agreement or any other Transaction Document, and undertakes to cause the Buyer to perform the obligations of the Buyer under this Agreement and each other Transaction Document related to any such payment obligations, which are limited to those payment obligations contained in SECTION 2 and SECTION 8 (the “Parent Guaranteed Obligations”). If, for any reason whatsoever or for no reason, the Buyer shall fail, or be unable, to duly, timely and fully pay or perform the Parent Guaranteed Obligations, Parent will forthwith perform, or cause to be performed, the Parent Guaranteed Obligations.
(b)The guarantee contained in Section 10.1 is not affected by any matter which would have the effect of reducing, discharging or abrogating the Parent’s obligations, including (without limitation) any variation or amendment of this Agreement or other Transaction Document, any waiver of any rights or other transaction, arrangement, compromise, release, abandonment, renewal or relinquishment on the part of any party or other Person, or any act, omission or delay on the part of the Sellers.
(c)The guarantee contained in Section 10.1 is to continue and remain in full force and effect until the Buyer has fulfilled all of its payment obligations under and in respect of this Agreement and all other Transaction Documents.
10.2Non-Disclosure.
(a)For three (3) years after the Effective Date, each Seller and the Buyer shall maintain in confidence, and shall cause their respective directors, officers, employees, agents, and Affiliates to maintain in confidence, and not use for any purpose other than the consummation of the Transaction or the exercise of rights or performance of obligations hereunder, any information obtained from any other Party pursuant to this Agreement (with respect to the Buyer, including any information which relates to any Seller or any of its Affiliates), except to the extent that (i) such information was already known to the receiving Party at the time of disclosure, (ii) such information was disclosed to the receiving Party by others not bound by a duty of confidentiality, (iii) such information was already publicly available at the time of the disclosure or subsequently becomes publicly available through no fault of the receiving Party, (iv) the use of such information is necessary or appropriate in order for any Seller or the Buyer to comply with this Agreement, (v) the furnishing or use of such information is required by Laws or in connection with a Proceeding, (vi) with respect to the Sellers, such information is disclosed to (w) the Group Companies or any of Seller’s Affiliates (including Aspirant Group Inc. and any other Persons directly or indirectly operated by or engaged with Aspirant Group Inc. or its Affiliates, collectively, “AG Entities”), (x) any equityholders, general partners, limited partners, or existing or potential investors of any AG Entity, whether direct or indirect, now existing or in the future, (y) Affiliates of any such Person set forth in the foregoing subclause (x), or (z) any advisors of any Persons set forth in the foregoing subclauses (w), (x) and (y) who are legally bound by confidentiality obligations, or (vii) with respect to the Buyer, such information is disclosed to its advisors who are legally bound by confidentiality obligations. Notwithstanding the foregoing, after the Closing, the Buyer shall not owe any confidentiality obligation set forth in this Section 10.2(a) in respect of information relating to the Group Companies (but excluding any information which relates to any Seller or any of its Affiliates).
(b)The Sellers and Buyer shall also maintain the terms of this Agreement and the Transaction in confidence, and shall cause their respective directors, officers, employees, agents, and Affiliates to maintain the same in confidence, except for any press releases agreed by the Parties in writing, and except to the extent that (i) the disclosure of such information is necessary or appropriate in order for any Seller or the Buyer to comply with this Agreement, or (ii) the furnishing or use of such information is required by Laws or in connection with a Proceeding applicable to or involving such Party or its Affiliates.
10.3Publicity. Notwithstanding Section 10.2, the Parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Transaction, and no Party shall issue any press release or make any public statement prior to obtaining the other Parties’ written approval (which approval shall not be unreasonably withheld), except that no such approval shall be necessary to the extent disclosure may be required by applicable Laws on the condition that prior to such disclosure the disclosing Party provides the other Parties with the draft of such press release or public statement, consults with the other Parties about their content, and takes reasonable efforts to obtain the other Parties’ consent for such disclosure.
10.4Notices.
(a)All notices and other communications required or permitted hereunder must be in writing and written in the English language and shall be effected by (a) personal delivery, (b) delivery by a recognized courier, (c) registered or certified mail, return receipt requested, (d) facsimile transmission accompanied by electronic proof of transmission or (e) email transmission to the following addresses:
(i)if to AG JAPAN:

#1001, ARK Hills Front Tower
2-23-1, Akasaka, Minato-ku, Tokyo, Japan 107-0052
Attention: Investment Division, Aspirant Group Inc.
Email: agfm@aspirantgroup.jp

(ii)if to AG Chorus:

190 Elgin Avenue, George Town, Grand Cayman KY1-9008
Attention: Walkers Corporate Limited
Email: aspirant@iqeq.com
agfm@aspirantgroup.jp

(iii)if to AG Concert:

190 Elgin Avenue, George Town, Grand Cayman KY1-9008
Attention: Walkers Corporate Limited
Email: aspirant@iqeq.com
agfm@aspirantgroup.jp

(iv)if to the Buyer:

901 E. Hector Street, One Quaker Park, Conshohocken, PA 19428-2380, United States of America
Attention: Robert Traub, c/o Quaker Houghton
Email: robert.traub@quakerhoughton.com

and

Beacon Road, Trafford Park, Manchester, United Kingdom M171AF
Attention: Arman Hemani, c/o Houghton Limited
Email: arman.hemani@quakerhoughton.com
(b)Any such notice or other communication shall be deemed given on the date on which it is received by the addressee if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice or communication shall be deemed to have been received on the following Business Day in the place of receipt.

10.5Expenses.
(a)Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses (including fees or compensations to its legal counsel or other advisors) incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Transaction.
(b)All stamp, documentary, and other transfer Taxes (including any penalties and interest, but excluding capital gains Tax) incurred in connection with this Agreement, whether pertaining to the Shares or any assets and properties of the Group Companies, will be paid by the Buyer when due.
10.6Assignment. No Party shall assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of each other Party.
10.7Entire Agreement. This Agreement (which includes the Exhibits and Schedules attached hereto) and the Transaction Documents constitute the full and entire understanding and agreement between the Parties with regard to the subject matter set forth in this Agreement. No Party is liable or bound to any other Party in any manner with regard to the subject matter set forth in this Agreement or any Transaction Document by any warranties, representations or covenants except as specifically set forth in this Agreement or such Transaction Document.
10.8Amendment, Omissions. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Sellers and the Buyer. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party under this Agreement impairs any such right, power or remedy of such non-defaulting Party.
10.9English Language Version. This Agreement has been prepared and executed in the English language. Any translations into any other language that may be prepared by or for any Party are for convenience only and the English language version of this Agreement shall govern.
10.10Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, such provision, to the extent necessary, will be severed from this Agreement, and the Parties will replace such severed provision with a valid and enforceable provision that achieves, to the extent possible, the same economic, business and other purposes of the severed provision. In the event any provision is severed, the balance of this Agreement shall remain enforceable in accordance with its terms.

10.11Counterparts. This Agreement may be executed in any number of counterparts, each of which is enforceable against the Parties actually executing such counterparts, and all of which together constitute one instrument.
10.12Governing Law. This Agreement is governed in all respects by the Laws of Japan without reference to its conflict of law principles that would apply the Laws of any other jurisdiction.
10.13Jurisdiction; Venue.
(a)The Parties hereby agree that the Tokyo District Court shall be the court of first instance having the exclusive jurisdiction over all disputes, controversies or differences arising out of or in connection with this Agreement.
(b)Nothing in this Section 10.13 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction.
10.14Damages Limitation. Notwithstanding any other provision of this Agreement, in no event shall the Sellers or the Buyer be liable under this Agreement for punitive damages or any exemplary, special, incidental, indirect or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought. Furthermore, notwithstanding any other provision of this Agreement, in no event shall the Sellers or the Buyer be liable under this Agreement for lost profits, opportunity costs, diminution in value or damages based upon a multiple of earnings, multiple of cash flow, multiple of profits, or similar financial measure, even if under applicable Laws, such lost profits, opportunity costs, diminution in value, or such damages would not be considered consequential or special damages.
10.15Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to consummate the Transaction, will cause irreparable injury to each other Party, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

IN WITNESS WHEREOF, this Agreement is executed by the Parties as of the Effective Date.

AG III INVESTMENT LIMITED PARTNERSHIP
/s/ Akitoshi Nakamura
For and on behalf of
AG III Investment Limited Partnership
acting by its general partner
Aspirant Group Inc.
Name: Akitoshi Nakamura
Title: Chief Executive Officer

IN WITNESS WHEREOF, this Agreement is executed by the Parties as of the Effective Date.

AG CHORUS LIMITED PARTNERSHIP
/s/ Kevin Gilley
For and on behalf of
AG Chorus Limited Partnership
acting by its general partner
AG Chorus Limited
Name: Kevin Gilley
Title: Director

IN WITNESS WHEREOF, this Agreement is executed by the Parties as of the Effective Date.

AG CONCERT LIMITED PARTNERSHIP
/s/ Joel Speight
For and on behalf of
AG Concert Limited Partnership
acting by its general partner
AG Concert Limited
Name: Joel Speight
Title: Director

IN WITNESS WHEREOF, this Agreement is executed by the Parties as of the Effective Date.

QUAKER CHEMICAL CORPORATION,
a Delaware corporation

By: /s/ Robert T. Traub
Name: Robert T. Traub
Title: SVP and General Counsel

QUAKER CHEMICAL CORPORATION,
a Pennsylvania corporation

By: /s/ Robert T. Traub
Name: Robert T. Traub
Title: SVP and General Counsel